Exhibit No. 99

                        Press release dated July 12, 1999

                         MOTOR CLUB OF AMERICA ANNOUNCES
                  SHAREHOLDERS APPROVE NORTH EAST ACQUISITION;
             NORTH EAST SHAREHOLDERS MEETING ADJOURNED WITHOUT VOTE
                 ----------------------------------------------

     Paramus, NJ, July 12, 1999 - Motor Club of America (NASDAQ : MOTR) ("Company") announced today that its shareholders had approved the acquisition of North East Insurance Company (NASDAQ : NEIC) ("North East") and an alternative plan of financing the acquisition which would enable the Company to raise up to $10 million in convertible subordinated debentures.

     The Company reported that it had been informed by North East that its special shareholders' meeting had been adjourned, as sufficient number of proxies to constitute a quorum had not been received. The Company also reported that North East has adjourned its special meeting until July 20, 1999. The Company has indicated its willingness to extend until July 23, 1999 the date by which the acquisition must be consummated, beyond which date either party may terminate the Merger Agreement. It is a condition of the Merger that at least 75% of the North East shares must approve the same.

     Motor Club of America is a property and casualty insurance holding company. Motor Club of America Insurance Company writes personal automobile insurance. Preserver Insurance Company writes small commercial and homeowners insurance. Both companies are separately rated B+ (Very Good) by A.M. Best Company.